UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1


                         PRG-Schultz International, Inc.
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                                (Name of Issuer)



                          Common Stock, no par value
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                         (Title of Class of Securities)


                                    69357C107
                  --------------------------------------------
                                 (CUSIP Number)




                                 March 18, 2005
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)



                                Page 1 of 4 pages

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  CUSIP No. 69357C107                  13G
-----------------------

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 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, L.P.


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 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

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 3.   SEC Use Only



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 4.   Citizenship or Place of Organization

           Delaware

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                     5.   Sole Voting Power

     Number of                 3,081,760

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  3,561,372

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

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 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           3,561,372

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10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

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11.   Percent of Class Represented by Amount in Row (9)

           5.7%

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12.   Type of Reporting Person

           IA

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                               Page 2 of 4 pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 10.           Certification.
                         By  signing  below I  certify  that,  to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     * In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by Goldman Sachs Asset Management, L.P. ("GSAM LP"). GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM LP's behalf, by third parties.


                              Page 3 of 4 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 28, 2005



                                GOLDMAN SACHS ASSET MANAGEMENT, L.P.


                                By: /s/ Ted Chang
                                   ----------------------------------------
                                Name:   Ted Chang
                                Title:  Attorney-in-fact



                              Page 4 of 4 pages